EXHIBIT 99.1

 FOR IMMEDIATE RELEASE
 ---------------------
 Investor Contact:
 Neal J. Katz, Investor Relations
 uniView Technologies Corporation
 (972) 233-0900, ext. 1600
 nkatz@uniView.com


          UNIVIEW TECHNOLOGIES RECEIVES NASDAQ NOTICE OF DELISTING Company's stock to be traded on the NASDAQ OTC-Bulletin Board

 DALLAS, Texas (September 6, 2002) - uniView Technologies Corp. (NASDAQ:UVEW) has been notified that its securities will be delisted from The NASDAQ SmallCap Market at the opening of business on September 13, 2002. Thereafter, the company's securities will be traded on the OTC-Bulletin Board.

      The company received a NASDAQ Staff determination on September 5, 2002 indicating that the company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that its securities are, therefore, subject to delisting. In addition, the company's stockholders' equity, as shown on its March 31, 2002 10-Q, did not comply with NASDAQ's minimum stockholders' equity requirement of $2.5 million for continued listing set forth in Marketplace Rule 4310(c)(2)(B).

      The company previously received a notice from NASDAQ indicating that the bid price of its common stock had closed below the minimum $1.00 per share requirement for 30 consecutive trading days. It was provided 180 calendar days, until September 3, 2002, to regain compliance by achieving and maintaining a closing bid price of at least $1 for a minimum of 10 consecutive trading days. The minimum bid price requirement was not met during this period.

      The company's stockholders' equity has been adversely impacted by GAAP accounting rules for redeemable preferred stock, such as the company's Series 2002-G preferred stock, the redemption of which is outside the company's complete control. These rules were clarified by the recent adoption of Emerging Issues Task Force (EITF) Topic No. D-98, which is effective for all reporting periods ending after December 15, 2001. Topic D-98 recognizes changes in the redemption value of these securities as they occur. The redemption value of these securities is tied to the market price of uniView's common stock, causing the net income and stockholders' equity to fluctuate with the market - as the stock price goes up, the shareholders' equity goes down, as the stock price goes down, the shareholders' equity goes up. Therefore, if the stock did maintain a price above $1.00, the company would face delisting due to reduction of shareholders' equity.

      If the terms of Series 2002-G were amended so that the choice to redeem for cash or convert to common stock at June 30, 2004 is at the company's sole option, the preferred could be reclassified from redeemable preferred stock to equity and eliminate the reverse correlation between stock price and stockholders' equity. However, while Brown Simpson Asset Management LLC has been cooperative with the company in the past, it has refused to allow an amendment to the terms of Series 2002-G. The company has therefore determined not to appeal the current delisting.

      The delisting is likely to affect pending and ongoing business operations in the Asia region as the NASDAQ listing has been a primary consideration in those endeavors. The company therefore plans to continue to reduce operating costs and reassess its ongoing business opportunities and direction.



 ABOUT UNIVIEW: Dallas-based uniView Technologies Corporation (www.uniView.com) offers enhanced digital media solutions to customers worldwide. Its products deliver the highest quality video, audio and gaming features through broadband networks. In addition, uniView provides companies with enterprise customer service solutions through CIMphony[TM], a suite of computer telephony integration (CTI) software products and services. CIMphony allows contact centers to customize and incorporate voice, data and Internet communications into their customer interactions. The company markets its products and services to hospitality, utility, banking and telecommunication companies. uniView currently operates in Asia through its majority-owned subsidiary, uniView Asia Limited, based in Hong Kong.

 NOTICE: Some of this information may contain "Forward Looking Statements" which reflect company expectations, plans and projections. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from management's expectations. For a discussion of risk factors associated with some of these statements, please refer to the Company's reports on file with the Securities and Exchange Commission.

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